UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: March 31, 2017

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane

New Castle, PA 16105

(Address of principal executive offices)

(724) 654-9300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Information

At the request of the Board of Directors of Axion Power International, Inc., the following statement is being issued.

Over the last 15 months (January 2016 – March 2017), Axion Power International, Inc., without success, initiated 12 separate serious, significant, and diligent efforts to commercialize Axion’s PbCR battery technology. These efforts were governed by NDAs and included aggressive actions to sell, partner, merge or joint venture with other technology, energy storage and battery companies. Except for the letter of intent (October 31, 2016) with a potential Chinese partner, all other efforts have failed. Further, due to the competitive marketplace which included decreasing prices of alternative technologies such as lithium ion and the long term nature of these prospective projects, such as the Sharon PA frequency regulation project, combined with Axion’s inability to raise sufficient cash in a timely manner to withstand such longer timeframes, Axion has been unable to realize its desired business goals.

In addition, Axion explored, unsuccessfully, several opportunities to raise significant equity capital.

Due to internal travel clearance issues in the People’s Republic of China and what has been described to us as very involved procedures in obtaining clearance of financial payments to foreign businesses, our potential Chinese partner's pledged financial commitments and travel plans to visit our New Castle, PA facility have changed several times, resulting in significant delays.

First, these significant and financially impactful delays were communicated in an 8-K issued December 16, 2016 noting the non-receipt of the pledged down payment by the potential partner of $250,000, previously scheduled for December 1, 2016 and committed in the $5 million Tri-Party LOI signed October 31, 2016 (announced in a November 1, 2016 press release). In addition, the Company was advised that the Chairman of our potential partner would make a visit to Axion’s principal offices on January 9, 2017, and the pledged $250,000 down payment would be received thereafter.

Subsequently, in an 8-K issued December 22, 2016 the Company advised that the potential Chinese visit would be rescheduled for early to mid-February 2017. This rescheduling caused further delay both to the pledged $250,000 down payment and the anticipated $875,000 quarterly payments, as part of a Final $5 million Tri-Party Agreement. The Chinese delegation (Chairman plus six senior scientists and marketing leaders) visited Axion’s Headquarters on February 26, 2017 for a detailed technology review.

These changes, missed commitments and delays have caused the Company significant financial hardship. As a result, Axion is now forced to explore alternatives and may retain the services of a professional business advisory firm to assist in this effort.

Without an immediate infusion of capital, Axion will not be able to continue as a going concern and will not be able to continue its public company reporting requirements. Nonetheless, the Company will endeavor to issue an unaudited financial report by the end of April 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 31, 2017

Axion Power International, Inc.

By:	/s/ Richard H. Bogan
Richard H. Bogan
Chief Financial Officer and Interim Chief Executive Officer